ARROW ELECTRONICS, INC.	EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements and related prospectuses of Arrow Electronics, Inc., listed below, of our reports dated February 3, 2010, with respect to the consolidated financial statements and schedule of Arrow Electronics, Inc., and the effectiveness of internal control over financial reporting of Arrow Electronics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009:

1. Registration Statement (Form S-3 No. 333-162070)
2. Registration Statement (Form S-4 No. 333-51100)
3. Registration Statement (Form S-8 No. 333-118563)
4. Registration Statement (Form S-8 No. 333-52872)
5. Registration Statement (Form S-8 No. 333-101534)
6. Registration Statement (Form S-8 No. 333-45631)
7. Registration Statement (Form S-8 No. 333-154719)

/s/ ERNST & YOUNG LLP

New York, New York
February 3, 2010